                                                                    Exhibit 10.8

                                 LOAN AGREEMENT


        Agreement made this 5th day of July, 2006 by and between Able Energy, Inc., a corporation formed under the laws of the State of Delaware having an address at 198 Green Pond Road, Rockaway, New Jersey 07866 ("Able"), and All American Plazas, Inc., a corporation formed under the laws of the Commonwealth of Pennsylvania having an address at P.O. Box 302 Bethel, Pa. 19507 ("All American").

        WHEREAS, as of the date hereof All American has entered into an Agreement and Plan of Share Exchange (the "Share Exchange Agreement") with CCI Group, Inc. ("CCIG") providing for the exchange of the common stock and common stock equivalents of CCIG's shareholders (the "CCIG Stock") for shares of a class of preferred stock of All American (the "All American Preferred Stock") which will upon closing of the Share Exchange Agreement be automatically convertible on a one for one basis into shares of the common stock of Able owned by All American;

        WHEREAS, pursuant to the Share Exchange Agreement All American's wholly owned subsidiary, All American Realty and Construction Corp., has agreed to operate and manage the business of CCIG (the "Business"), including a luxury resort property known as The Beach House-Barbuda (the "Property") located on the island of Barbuda, West Indies owned by CCIG's wholly owned subsidiary, Beach Properties Barbuda Limited, during the period from the date the Share Exchange Agreement was executed until the date of closing of the Agreement (the "Operating Period");

        WHEREAS, All American will be responsible to pay the expenses (the "Operating Expenses") of the Business during the Operating Period and, in addition, All American is required to pay certain of CCIG's Outstanding Company Obligations as that term is defined in the Share Exchange Agreement; and

        WHEREAS, Able has entered into a loan agreement with Laurus Master Fund, Ltd. ("Laurus") to borrow $1,000,000 most of the proceeds of which will be advanced on behalf or loaned to All American to fund the payment of the Operating Expenses and Outstanding Company Obligations in exchange for the benefits and obligations of All American to Able as set forth herein.

        NOW, therefore upon the mutual covenants and agreements hereinafter contained and intending to be legally bound, the parties hereby agree as follows:

        1. LOAN

        Able will advance on behalf of or loan to All American (the "Loan") the sum of $905,000 from the gross amount of the loan made to it by Laurus. The Loan will bear interest at the prime rate as published in the Wall Street Journal on the date the Loan is funded plus two percent (2%) and will be evidenced by a promissory note made by All American to Able (the "Note").

        2. OPTION.

        (a) In consideration of Able making the Loan to All American to pay the Operating Expenses and Outstanding Company Obligations, Able at its sole discretion shall have an option (the "Option") during the term of this Agreement, as hereinafter defined in paragraph 2, to cause All American to transfer and assign to Able the right to acquire eighty percent (80%) of the CCIG Stock that All American may acquire or has acquired pursuant to the Share Exchange Agreement.

        (b) Upon the exercise of the Option, Able shall (i) provide eighty percent (80%) of the shares of Able common stock to be issued to the shareholders of CCIG in the event the option is exercised prior to such shares or the equivalent number of All American Preferred Stock being delivered pursuant to the Share Exchange Agreement or (ii) in the event shares of Able common stock have been delivered and issued to the shareholders of CCIG pursuant to the Share Exchange Agreement, issuing eighty percent (80%) of such Able shares to All American.

        (c) In the event that Able exercise the Option, the principal amount of the Loan and Note shall be reduced by eighty percent (80%) and such principal amount shall be deemed fully paid and satisfied. The remaining principal balance of the Loan and Note and all outstanding and accrued interest on the Loan shall be due and payable pursuant to the terms of the Note.

        3. TERM

        The principal balance of the Loan together with all accrued interest thereon shall be due and payable one year from the date of Able's exercise of the Option or its declaration that it does not intend to exercise the Option, whichever occurs earlier, but in no event later than two years from the date hereof.

        4. EXCLUSIVITY. For a period of ten (10) years from the date hereof, Able shall be the sole and exclusive provider of all sources of liquid energy used by The Beach House - Barbuda or any other properties hereafter acquired or operated by CCIG.

        5. OPERATING PERIOD

        (a) All American will be solely responsible for the operation of the Business and Property during the Operating Period.

        (b) All losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the operation of the Business and Property or incurred by All American during the Operating Period shall be the sole responsibility and liability of All American Realty. Able shall not be in any manner liable or responsible for such losses, liabilities, obligations, damages, costs and expenses.

        6. COVENANTS

        During the Term of this Agreement, All American shall

        (a) Not dispose of, transfer, assign, mortgage, or in any manner encumber the CCIG Stock;

        (b) Have the right to vote the CCIG Stock and all other rights with respect thereto until such time that Able Exercises the Option;

        (c) Afford Able and its representatives reasonable access, after appropriate notice to All American, complete access to All American's books and records and other documents, data financial and operating information relating to the Business and Property as Able may reasonably request. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and All American shall cooperate fully therein;

        (d) Conduct the Business only in the ordinary course of business;

        (e) Maintain the fixed assets essential to the Business's operations and the Property in good operating repair and condition, subject to normal wear and tear, and make repairs and replacements in accordance as necessary;

        (f) Notify Able concerning any material changes to status of the business, operations, and finances of CCIG;

        (g) Continue to pay and satisfy CCIG's liabilities in the ordinary course of business;

        (h) Continue to maintain in full force and effect or renew or replace all policies of insurance now in effect which cover the assets of the Business and Property and give all notices and present all material claims under all policies of insurance in due and timely fashion;

        (i) Not enter into any material leases or contracts for the purchase or sale of products, utilities, or services, except (A) those made in the ordinary course of business or (B) those which may be canceled without liability upon not more than thirty (30) days' notice;

        (j) Not create or incur any indebtedness for borrowed money or assume directly or indirectly any debt, obligation, or liability (whether absolute or contingent, whether directly or as surety or guarantor, and whether or not currently due or payable) which will exist after the Term, except in the ordinary course of business consistent with past business practices and policies and as required for the operation of the Business and the Property;

        (k) Not make any material change in the accounting methods, practices, policies, principles, or procedures of CCIG;

        (l) Not enter into any lease, sublease, or contract, regarding the acquisition, leasing, or occupancy of any real estate, equipment, vehicles, or other items relating to the Business and Property except in the ordinary course of business;

        (m) Not sell, convey, lease, abandon, or otherwise dispose of, or grant, suffer, or permit any lien or encumbrance upon, the Property or any of the Business's material assets, except on arm's length terms or in the ordinary course of business; and

        (n) Not enter into or modify in any manner any material contract to which CCIG is a party except in the ordinary course of business.


        7. INDEMNIFICATION

        All American shall indemnify and hold Able and its directors, officers, employees, affiliates, agents, successors and assigns harmless from and against:

        (a) any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the operation of the Business and Property or incurred by All American during the Term, and

        (b) any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including attorneys' and other professionals' fees and disbursements incident to any and all losses, liabilities, obligations, damages, costs and expenses with respect to which indemnification is provided hereunder


                  8. GENERAL PROVISIONS

                  (a) FURTHER ASSURANCES. Each party, will upon request of the other, execute and deliver all instruments and documents of further assurance or otherwise, and perform all acts and things, which may be required to carry out its obligations hereunder and to consummate and complete the transactions contemplated by this Agreement.

                  (b) NOTICES. Any notice or other communication under the provisions of this Agreement shall be in writing, and shall be given by postage prepaid, registered or certified mail, return receipt requested, by hand delivery with an acknowledgment copy requested, or by the Express Mail service offered by the United States Post Office or by any reputable overnight courier service, directed to the addresses set forth above, or to any new address of which any party hereto shall have informed the others by the giving of notice in the manner provided herein. Such notice or communication shall be effective, if sent by mail, three (3) days after it is mailed within the continental United States; if sent by Express Mail service or overnight courier service, one day after it is mailed; or by hand delivery, upon receipt.

        (c) GOVERNING LAW. This agreement and the transaction documents shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to principles of conflicts of law. In any dispute arising hereunder or in connection with this agreement the parties agree to submit to the jurisdiction of the state courts located in New Jersey.

        (d) PARTIES-IN-INTEREST. This agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, administrators, executors, successors and assigns.

        (e) ENTIRE AGREEMENT AND MODIFICATION. This Agreement constitutes and contains the entire Agreement of the parties and supersede any and all prior negotiations, correspondence, understandings and agreements between the parties respecting its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be changed with the amendment.

        (f) WAIVER. Any of the terms and conditions of this Agreement, and any inaccuracies in any of the representations or warranties contained herein, may be waived at any time and from time to time, in writing, by such parties as are entitled to the benefit of such terms, conditions, warranties or representations. Such waiver shall not constitute or be deemed a waiver of any other terms, conditions or inaccuracies.

        (g) INTERPRETATION. Headings, captions, section or section numbers appearing in this Agreement are for ease of reference and convenience only, and shall in no way be deemed to define, modify, affect, limit or describe the scope, intent or content of this Agreement or of provisions to which they relate.

        (h) SINGULAR OR PLURAL WORDS. Whenever used, the singular pronoun will include the plural, the plural will include the singular, and the uses of any gender will include all genders as required or necessary for proper grammatical reading or as the sense or context requires.

        (i) DRAFTING PRESUMPTIONS. Any ambiguity in this Agreement shall not be construed in accordance with any presumption against the party initially drafting this Agreement. If any provision of this Agreement may be construed in two or more ways, such provision shall have the meaning which renders it valid and enforceable.

        (j) SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of the Agreement or any part hereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections or subsection or subsections had not been inserted.

        (k) ASSIGNMENT. This Agreement may be not assigned by Able without the written consent of All American.

        (l) COUNTERPARTS. This Agreement may be executed in several counterparts and all of such counterparts shall constitute one and the same instrument with the same force and effect as if all the parties had executed the same document.




         Able Energy, Inc.                  All American Plazas, Inc.




         By: s/gregory D. Frost             By: s/richard Mitstifer
             ------------------                 -------------------
                  Gregory D. Frost,                  Richard Mitstifer,
                  Chief Executive Officer            President